Exhibit 99.2

FOR IMMEDIATE RELEASE

April 17, 2006

Citizens Bancshares Corporation Announces 13 Percent Increase in Dividend Payment

ATLANTA, April 17, 2006 - Citizens Bancshares Corporation (OTCBB: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today it has declared an annual dividend on common stock of $0.17 per share, payable on April 30, 2006 to shareholders of record as of close of business April 17, 2006. The current year dividend payment represents a 13 percent increase over the dividend per share amount paid in 2005.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB). CTB has assets of more than $334 million and eight offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama. As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release may contain forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

J. Todd Atenhan or James R. Kautz, Investor Relations

(888) 917-5109

SOURCE: Citizens Bancshares Corporation